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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 18, 2007, relating to the financial statements and financial highlights which appear in the March 31, 2007 Annual Reports to Shareholders of Tax-Free Cash Reserve Portfolio and our reports dated October 19, 2007, relating to the financial statements and financial highlights which appear in the August 31, 2007 Annual Reports to Shareholders to each of the five portfolios constituting Short-Term Investments Trust respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


PricewaterhouseCoopers LLP
Houston, Texas
February 15, 2008